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                                                                     EXHIBIT 11
                         The Pepsi Bottling Group, Inc.
               Computation of Basic and Diluted Earnings Per Share
                      (in millions, except per share data)

                                                               12-weeks Ended
                                                               --------------
                                                             March        March
                                                           22, 2003     23, 2002
                                                           --------     --------
Number of shares on which basic earnings per share is based:

Weighted-average outstanding during period............        279         280
Add - Incremental shares under stock
 compensation plans....................................         8          11
                                                             ----        ----
Number of shares in which diluted
 earnings per share is based...........................       287         291

Net earnings applicable to common
 shareholders...........................................    $  33       $  54

Net earnings on which diluted earnings
 per share is based....................................     $  33       $  54

Basic earnings per share...............................     $0.12       $0.19

Diluted earnings per share.............................     $0.12       $0.19